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Exhibit 10.19D

THIRD AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

        THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment"), dated as of December 15, 2004, is entered into by and between SOUTHWEST WATER COMPANY, a Delaware corporation (the "Borrower"), and UNION BANK OF CALIFORNIA, N.A., a national banking association (the "Bank"), with reference to the following facts:

RECITALS

        A.    The Borrower and the Bank are parties to the Amended and Restated Credit Agreement, dated as of July 7, 2004, as amended by that certain Waiver and First Amendment to Amended and Restated Credit Agreement, dated as of September 29, 2004, and that certain Waiver and Second Amendment to Amended and Restated Credit Agreement, dated as of November 8, 2004 (collectively, the "Credit Agreement"), pursuant to which the Bank provides the Borrower with revolving loan, term loan and standby letter of credit facilities.

        B.    The Borrower and the Bank wish to amend the Credit Agreement to revise the deadline for the repayment of the principal balance of the Term Loan in the event of a bond offering by NMUI.

        NOW, THEREFORE, the parties hereby agree as follows:

        1.    Defined Terms.    Any and all initially-capitalized terms used in this Amendment (including, without limitation, in the recitals hereto) without definition shall have the respective meanings assigned thereto in the Credit Agreement.

        2.    Amendment to Term Loan Repayment Provision.    Section 2.03 of the Credit Agreement is hereby amended so that the second sentence thereof shall read in full as follows:

          "The entire principal balance of the Term Loan, together with all accrued and unpaid interest thereon, shall be due and payable in full no later than 90 days after the completion and funding of the anticipated bond offering by NMUI."

        3.    Amendment to Debt Covenant.    Section 6.02(e) of the Credit Agreement is hereby amended to read in full as follows:

          "(e)    Debt.    Create, incur, assume or permit to exist, or permit any Subsidiary to create, incur, assume or permit to exist, any indebtedness or liabilities resulting from borrowings, loans or advances, whether matured or unmatured, liquidated or unliquidated, joint or several, secured or unsecured, except for (i) Debt incurred pursuant to the Convertible Debentures in a principal amount not to exceed $18,000,000 outstanding at any time, (ii) following the closing of the Tecon Acquisition, the secured indebtedness of Tecon which as of the closing of the Tecon Acquisition shall be in an aggregate outstanding principal balance not exceeding $15,750,000 and which when repaid may not be reborrowed, (iii) secured indebtedness for purchase money financing of equipment which is permitted under Section 6.02(d)(iv) in a principal amount not to exceed an aggregate of $2,000,000 outstanding at any time, (iv) other secured Debt identified on Schedule 6.02(e) not to exceed the applicable amount indicated on such schedule, (v) the Term Loan, (vi) the Additional Revolving Loan (as defined in the BofA Loan Documents), (vii) unsecured senior funded bank debt in a principal amount not to exceed $40,000,000 outstanding at any time in the aggregate for the Borrower and its Subsidiaries (including, without limitation, unsecured senior funded bank debt incurred pursuant to the Loan Documents and the BofA Loan Documents, and excluding the undrawn face amount of the Capistrano Letter of

  Credit); provided that the only unsecured senior funded debt of the Subsidiaries which may be outstanding shall be (i) unsecured bank indebtedness of NMUI in an aggregate principal amount not to exceed $4,000,000 at any one time and (ii) other unsecured senior funded debt in a principal amount not to exceed $500,000 outstanding at any time in the aggregate for all Subsidiaries, (viii) indebtedness assumed or incurred in connection with any acquisition either: (a) detailed on Schedule 6.02(e); or (b) arising from a Permitted Acquisition, the sum of which shall not exceed a principal amount of $7,000,000 in the aggregate outstanding at any time for the Borrower and its Subsidiaries, (ix) intercompany Debt between the Borrower and its majority-owned Subsidiaries, and (x) secured bonds in an aggregate face amount of not more than $15,000,000 issued by Suburban on or about October 11, 2004 and secured bonds in an aggregate face amount of not more than $12,000,000 issued by NMUI after the date of this Amendment."

        4.    Conditions Precedent.    The effectiveness of this Amendment shall be subject to the prior satisfaction of each of the following conditions:

            (a)    Execution and Delivery of this Amendment.    The Bank shall have received this Amendment, duly executed by the Borrower; and

            (b)    Execution of Acknowledgement by BofA Regarding Intercreditor Agreement.    Bank of America shall have duly executed the Acknowledgment Regarding Intercreditor Agreement attached to this Amendment.

        5.    Governing Law.    The validity of this Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be governed by, and construed in accordance with, the internal laws (as opposed to the conflicts of law principles) of the State of California.

        6.    Counterparts.    This Amendment may be executed in multiple counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute but one and the same instrument.

        7.    Otherwise Not Affected.    In the event of any conflict or inconsistency between the Credit Agreement and the provisions of this Amendment, the provisions of this Amendment shall govern. Except to the extent set forth herein, the Credit Agreement shall remain unaltered and in full force and effect.

        8.     IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their respective duly authorized officers as of the date first above written.

The Borrower:
SOUTHWEST WATER COMPANY, a Delaware corporation

By	/s/ RICHARD SHIELDS Richard Shields Chief Financial Officer

The Bank:
UNION BANK OF CALIFORNIA, N.A., a national banking association

By	/s/ GREGORY DUBNANSKY Gregory Dubnansky Vice President

ACKNOWLEDGMENT REGARDING INTERCREDITOR AND PLEDGE AGREEMENTS

        The undersigned, in its capacity as a party to each of (i) the Intercreditor Agreement, dated as of July 14, 2004, by and among the undersigned, Union Bank of California, N.A. and Union Bank of California, N.A., as Collateral Agent (the "Intercreditor Agreement"), and (ii) the Pledge and Collateral Agency Agreement, dated as of July 14, 2004, by and among Southwest Water Company, the undersigned, Union Bank of California, N.A. and Union Bank of California, N.A., as Collateral Agent (the "Pledge Agreement"), hereby acknowledges and consents to the modifications to the Credit Agreement contained in the attached Amendment and agrees that both the Intercreditor Agreement and the Pledge Agreement shall remain in full force and effect notwithstanding the Amendment.

BANK OF AMERICA, N.A.

By:	/s/ MATTHEW KOENIG
Name:	MATTHEW KOENIG
Title:	Senior Vice President

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THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT